                                  EXHIBIT 11
                    COMPUTATION OF INCOME PER COMMON SHARE
                   (In thousands, except per share amounts)

                                                                Three Months Ended       Six Months Ended
                                                                     June 30,                June 30,
                                                                ------------------       ----------------
                                                                 1996        1995         1996      1995
                                                                ------      ------       ------    ------
PRIMARY  INCOME PER SHARE

Average shares outstanding                                       8,465       4,939        8,454     4,931
Net effect of dilutive stock options and warrants - based
 on the treasury stock method using average market price           760         -            673
                                                                ------      ------       ------    ------
 Total                                                           9,225       4,939        9,127     4,931
                                                                ======      ======       ======    ======

Income:
 Net income                                                     $1,838      $  772       $3,293    $1,282
                                                                ======      ======       ======    ======

Per common share amount:
 Net income                                                     $ 0.20      $ 0.16       $ 0.36    $ 0.26
                                                                ======      ======       ======    ======

FULLY DILUTED INCOME PER SHARE

Average shares outstanding                                       8,465       4,939        8,454     4,931
Net effect of dilutive stock options and warrants - based
 on the treasury stock method using market closing price           805         -            815       -
Assumed conversion of certain convertible debt                     430         -            430       -
                                                                ------      ------       ------    ------
 Total                                                           9,700       4,939        9,699     4,931
                                                                ======      ======       ======    ======

Income:
 Net income                                                     $1,838      $  772       $3,293    $1,282
 Add convertible debt interest, net of income tax effect            62         -            124       -
                                                                ------      ------       ------    ------
 Net income                                                     $1,900      $  772       $3,417    $1,282
                                                                ======      ======       ======    ======

Per common share amount:
 Net income                                                     $ 0.20      $ 0.16       $ 0.35    $ 0.26
                                                                ======      ======       ======    ======

NOTE: All number of shares and per share amounts have been adjusted to reflect the one-for-three stock exchange related to the Company's reincorporation in Delaware effected on September 14, 1995 and the three-for-two stock split in the form of a 50% stock dividend effected on May 31, 1996.


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